     Filed under Rule 424(b)(3) and (7) of the Securities Act of 1933, relating to Registration No. 333-143796

Supplement No. 3
to Prospectus Dated June 15, 2007 and Prospectus Supplement Dated June 15, 2007
of

XILINX, INC.

     Relating to

$1,000,000,000 Junior Subordinated Convertible Debentures due 2037
and
Shares of Common Stock Issuable upon Conversion of the Debentures

_________________

     This supplement no. 3 relates to the resale by selling securityholders of Xilinx's Junior Subordinated Convertible Debentures Due 2037 and the shares of Xilinx common stock issuable upon conversion of the debentures.

     You should read this supplement no. 3 in conjunction with the prospectus dated June 15, 2007, the prospectus supplement dated June 15, 2007, supplement no. 1 to the prospectus supplement dated July 2, 2007 and supplement no. 2 to the prospectus supplement dated July 20, 2007, which should be delivered in conjunction with this supplement. This supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus and prospectus supplement, including supplements nos. 1, 2 and 3. This supplement is qualified by reference to the prospectus and prospectus supplement, except to the extent that the information provided by this supplement supersedes information contained in the prospectus supplement and supplements nos. 1 and 2.

_________________

     Investing in the debentures and the common stock issuable upon conversion of the debentures involves risk. See the discussion entitled “Risk Factors” beginning on page S-7 of the prospectus supplement dated June 15, 2007.

_________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus dated June 15, 2007, or the prospectus supplement dated June 15, 2007. Any representation to the contrary is a criminal offense.

     The table under the caption "Selling Securityholders" beginning on page S-71 of the prospectus supplement is hereby supplemented and amended by adding certain selling securityholders identified in the table below. We prepared this table based on information supplied to us by the selling securityholders named in the table below on or prior to August 14, 2007. Information about the selling securityholders may change over time. If required, any changed or new information given to us will be set forth in supplements to the prospectus supplement or amendments to the registration statement of which this supplement is a part, if and when necessary.

     We have assumed for purposes of the table below that the selling securityholders will sell all of the debentures and all of the common stock issuable upon conversion of the debentures pursuant to this supplement, the prospectus supplement dated June 15, 2007, and the prospectus dated June 15, 2007, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned.

     Except as set forth below, the selling securityholders listed in the table below do not have, nor within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of its debentures since the date on which it provided the information regarding its debentures.

					Number of
	Principal			Number	Shares of
	Amount of		Number of	of Shares	Common	Natural
	Debentures	Percentage	Shares of	of	Stock	Person(s)
	Beneficially	of	Common	Common	Beneficially	with
	Owned and	Debentures	Stock	Stock	Owned after	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Offered	the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	(1)	Offering(2)(3)	Power
Highbridge
Convertible
Arbitrage Master
Fund, L.P.	10,200,000	1.02	327,175	327,175	0	(5)
Highbridge
International
LLC	42,300,000	4.23	1,356,815	1,356,815	0	(6)
Commercial
Union Life Fund	1,300,000	*	41,699	41,699	0	David Clott
CGNU Life Fund	1,100,000	*	35,284	35,284	0	David Clott
Norwich Union
Life Fund	2,800,000	*	89,813	89,813	0	David Clott
						Peter
Sage Capital	1,600,000	*	51,322	51,322	0	DeLisser
Argent Classic						Nathanial
Convertible						Brown and
Arbitrage Fund						Robert
Ltd.	2,700,000	*	86,605	86,605	0	Richardson
						Nathanial
Argentum Multi-						Brown and
Strategy Fund						Robert
Ltd. – Classic	60,000	*	1,925	1,925	0	Richardson
Argent LowLev						Nathanial
Convertible						Brown and
Arbitrage Fund						Robert
Ltd.	960,000	*	30,793	30,793	0	Richardson
Argent Classic						Nathanial
Convertible						Brown and
Arbitrage Fund						Robert
L.P.	280,000	*	8,981	8,981	0	Richardson
Argent Classic						Nathanial
Convertible						Brown and
Arbitrage Fund						Robert
II, L.P.	80,000	*	2,566	2,566	0	Richardson
Xavex						Nathanial
Convertible						Brown and
Arbitrage 10						Robert
Fund	240,000	*	7,698	7,698	0	Richardson
						Nathanial
Xavex						Brown and
Convertible						Robert
Arbitrage 2 Fund	120,000	*	3,849	3,849	0	Richardson
Partners Group						Nathanial
Alternative						Brown and
Strategies PCC						Robert
LTD	560,000	*	17,963	17,963	0	Richardson
Lyxor Master						Nathanial
Fund Ref:						Brown and
Argent/LowLev						Robert
CB c/o Argent	190,000	*	6,094	6,094	0	Richardson
						Nathanial
HFR CA Global						Brown and
Select Master						Robert
Trust Account	90,000	*	2,887	2,887	0	Richardson
						Nathanial
						Brown and
Class C Trading						Robert
Company, Ltd.	560,000		17,963	17,963	0	Richardson
Argent LowLev						Nathanial
Convertible						Brown and
Arbitrage Fund						Robert
II, LLC	20,000	*	642	642	0	Richardson
						Nathanial
Elite Classic						Brown and
Convertible						Robert
Arbitrage Ltd.	140,000	*	4,491	4,491	0	Richardson

____________________

* Less than one percent (1%).
# The selling securityholder is a registered broker-dealer.
+ The selling securityholder is an affiliate of a registered broker-dealer.

(1) Assumes conversion of all of the holder’s debentures at a conversion rate of 32.0760 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment as described under ‘‘Description of Debentures—Conversion Rights.’’ As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Further, pursuant to the terms of the debentures, upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of debentures to be converted and the total conversion obligation. We will deliver shares of our common stock, cash or a combination thereof, at our option for the remainder, if any, of our conversion obligation. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any debentures would be lower than the number shown for any holder of debentures in this table above. Excludes shares of common stock that may be issued by us upon the repurchase of the debentures as described under ‘‘Description of Debentures— Repurchase of the Debentures by Us at the Option of Holders Upon a Fundamental Change’’ and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under ‘‘Description of Debentures—Conversion Rights.’’

(2) The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, calculated based on 298,017,510 shares of common stock outstanding as of June 11, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s debentures, but we did not assume conversion of any other holder’s debentures.

(3) For the purposes of computing the number and percentage of debentures and shares to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholder named above will sell all of the debentures and all of the common stock issuable upon conversion of the debentures offered by this prospectus supplement and the prospectus, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned. We also assume that unnamed holders of debentures, or any future transferees, pledgees, donees or successors of from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the debentures.

(4) The maximum principal amount of debentures that may be sold under this prospectus and prospectus supplement will not exceed $1,000,000,000.

(5) Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(6) Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

The date of this supplement no. 3 is August 16, 2007.